UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 30, 2004

Mercury Air Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7134	11-1800515

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5456 McConnell Avenue, Los Angeles, California	90066

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(310) 827-2737

Not Applicable

(Former name or former address, if changed since last report.)

Item 7. Financial Statements and Exhibits
Item 9. Regulation FD Disclosure
SIGNATURES
EXHIBIT INDEX
Loan Agreement dated July 29, 2004
Press Release dated July 30, 2004

INFORMATION TO BE INCLUDED IN THE REPORT

Item 7.      Financial Statements and Exhibits.

     (c)      Exhibits.

Exhibit
Number

10.1	Loan Agreement dated as of July 29, 2004 by and among Bank of America N.A., Mercury Air Group Inc. and certain of its subsidiaries.

99.1	Press Release of Mercury Air Group, Inc., dated July 30, 2004.

Item 9.      Regulation FD Disclosure.

     On July 29, 2004, (the “Closing Date”) Mercury Air Group, Inc. (the “Company”) and Bank of America, N.A. (the “Bank”) entered into a loan agreement, a revolving line of credit, which expires on July 31, 2007, or earlier under certain conditions, providing for cash advances and letters of credit up to the lesser of $30,000,000 or the Borrowing Base (the “Credit Facility”). The Borrowing Base, as defined in the Credit Facility, will be determined monthly and is the sum of: (1) 80% of the balance due on Domestic Acceptable Receivables plus (2) 80% of the balance due on Foreign Acceptable Receivables which shall not exceed the lesser of (i) $6,000,000 or 25% of Domestic Acceptable Receivables. Based upon the results of the Bank’s pre-funding audit, the credit availability as of the Closing Date on the Credit Facility was approximately $28,297,000. The Credit Facility will bear interest equal to the Bank’s Prime Rate.

     The Credit Facility contains certain financial covenants which will require the Company to maintain: (1) a minimum amount of Tangible Net Worth, as defined in the agreement; (2) a maximum ratio of Total Liabilities to Tangible Net Worth; (3) a minimum Basic Fixed Charge Ratio, as defined in the agreement; and (4) a minimum Liquidity amount, as defined in the agreement. The Credit Facility also limits the amount the Company can expend during any fiscal year for (1) capital expenditures and (2) cash dividends and stock repurchases and limits the amount of additional debt the Company can incur for transactions not considered to be in the ordinary course of the Company’s business.

     On July 30 2004, Mercury Air Group, Inc. (the “Company”) issued a press release announcing the opening of the Credit Facility. The press release is incorporated herein to this Form 8-K by reference and a copy of this press release is attached hereto as Exhibit 99.1.

     The information contained in this Form 8-K (including Exhibits 10.1 and 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise be subject to the liabilities of that section.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCURY AIR GROUP, INC.

(Registrant)

Date	August 04, 2004	/s/ Robert Schlax

(Signature)
Robert Schlax Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
10.1	Loan Agreement dated as of July 29, 2004 by and among Bank of America N.A., Mercury Air Group Inc. and certain of its subsidiaries.

99.1	Press Release of Mercury Air Group, Inc., dated July 30, 2004